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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 333-138998

                            NovaStar Financial, Inc.
             (Exact name of registrant as specified in its charter)

                          8140 Ward Parkway, Suite 300
                              Kansas City, MO 64114
                                 (816) 237-7000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Plan Interests under the
                      NovaStar Financial, Inc. 401(k) Plan,
            (Title of each class of securities covered by this Form)

                     Common Stock, $.01 par value per share
                           Redeemable Preferred Stock
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ ]    Rule 12h-3(b)(1)(i)                [X]
Rule 12g-4(a)(1)(ii)       [ ]    Rule 12h-3(b)(1)(ii)               [ ]
Rule 12g-4(a)(2)(i)        [ ]    Rule 12h-3(b)(2)(i)                [ ]
Rule 12g-4(a)(2)(ii)       [ ]    Rule 12h-3(b)(2)(ii)               [ ]
                                  Rule 15d-6                         [X]

Approximate  number of holders of record as of the certification or notice date:
62

Pursuant to the  requirements of the Securities  Exchange Act of 1934,  NovaStar
Financial,  Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       NOVASTAR FINANCIAL, INC. 401(k) PLAN

                                       By:  NOVASTAR FINANCIAL, INC., as Plan
                                       Administrator

Date: November 21, 2008                By:   /s/ W. Lance Anderson
                                          --------------------------------------
                                             W. Lance Anderson
                                             Chairman of the Board and
                                             Chief Executive Officer

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